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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                Commission File Number 333-69207

                                                CUSIP Number  141728-10-5

                           NOTIFICATION OF LATE FILING

(Check One):[_] Form 10-K  [_] Form 11-K  [_] Form 20-F  [X] Form 10-Q

[_] Form N-SAR

         For Period Ended:    June 30, 2002

[_] Transition Report on Form 10-K  [_] Transition Report on Form 10-Q

[_] Transition Report on Form 20-F  [_] Transition Report on Form N-SAR

[_] Transition Report on Form 11-K

         For the Transition Period Ended:

               Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

               If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant      Careside, Inc
                             ----------------------------------

Former name if applicable

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Address of principal executive office (Street and number)

               6100 Bristol Parkway
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City, state and zip code     Culver City, CA 90230
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                                     PART II
                             RULE 12b-25 (b) and (c)

             If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       | (a) The reasons described in reasonable detail in Part III of this | form could not be eliminated without unreasonable effort or expense:

[X] | (b) The subject annual report, semi-annual report, transition report | on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be | filed on or before the fifteenth calendar day following the prescribed | due date; or the subject quarterly report or transition report on Form | 10-Q, or portion thereof will be filed on or before the fifth calendar | day following the prescribed due date; and

       | (c) The accountant's statement or other exhibit required by Rule | 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

             State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

             The quarterly report of Careside, Inc. (the "Company") on Form 10-Q cannot be filed within the prescribed time period without unreasonable effort or expense due to corporate financing activities during the quarter and the recent change in the Company's auditors from Arthur Andersen LLP to Singer Lewak Greenbaum & Goldstein LLP. Accordingly, additional time is needed to ensure proper disclosure of the corporate financing efforts undertaken during the period. The Company anticipates that its quarterly report on Form 10-Q will be filed on or before the fifth calendar day following its prescribed due date.

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                                     PART IV
                                OTHER INFORMATION

             (1) Name and telephone number of person to contact in regard to this notification:

  W. Vickery Stoughton                 310                      436-7111
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         (Name)                     (area code)            (Telephone Number)

             (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

[X] Yes  [_] No

             (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[_] Yes  [X] No

                                 CARESIDE, INC
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                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: Aug 15,2002                By: /s/ W. Vickery Stoughton
                                    --------------------------------------------
                                 Name:   W. Vickery Stoughton
                                 Title: Chairman and Chief Executive Officer